Press Release
FOR IMMEDIATE RELEASE

Contact: Howard H. Nolan
Senior Executive Vice President
Chief Financial Officer and Corporate Secretary
631.537.1001 ext.7255

BRIDGE BANCORP, INC. ANNOUNCES THIRD QUARTER 2008 DIVIDEND

(Bridgehampton, NY – September 24, 2008) Bridge Bancorp, Inc. (the “Company”) (NASDAQ®:BDGE), the holding company for The Bridgehampton National Bank (the “Bank,” “BNB”), announced the declaration of a quarterly dividend of $0.23 per share.  The dividend will be payable on October 21, 2008 to shareholders of record as of October 7, 2008.  The Company continues its trend of uninterrupted dividends.

“This dividend reflects our strong financial performance and commitment to providing returns to our shareholders,” commented Kevin O’Connor, President and CEO. “Despite the turbulent financial markets and economic uncertainty, we feel confident in our business strategy of conservatively underwriting local loans and maintaining close relationships with our customers,” he added.  The Company was recently identified by Sandler O’Neill & Partners as a Small Capital All Star, one of an elite group of 33 banks and thrifts nationwide, recognized for profitability and financial stability.  “This acknowledgment of strength coupled with the high ratings our Bank has received from various independent rating services, again confirms our belief in our business model and optimism for the future,” added Mr. O’Connor

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank. Established in 1910, the Bank, with assets of approximately $700 million, operates 14 retail branch locations with a primary market area of eastern Long Island, extending westward into Riverhead Town.  Through this network and electronic delivery channels it provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract